Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

BBVA Banco Francés S.A.

We consent to the incorporation by reference in the registration statement (No. 333-219100) on Form F-3 of BBVA Banco Francés S.A. of our reports dated May 2, 2018, with respect to the consolidated balance sheets of BBVA Banco Francés S.A. and its subsidiaries (the Company) as of December 31, 2017, and the related consolidated income statement and statements of changes in shareholders’ equity and cash flows, for the year ended December 31, 2017, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 20-F of the Company.

Our report dated May 2, 2018 on the effectiveness of internal control over financial reporting as of December 31, 2017, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2017 because of the effect of material weaknesses on achievement of the objectives of the control criteria and contains an explanatory paragraph that states such material weaknesses related to the preparation and review of the Company´s disclosure under United States Generally Accepted Accounting Principles (US GAAP), as required by Item 18 of Form 20-F; as well as in the preparation and review of the consolidated statement of cash flows in accordance to the accounting rules established by Argentine Central Bank and US GAAP.

/s/ KPMG

Buenos Aires, Argentina

May 2, 2018